                                                                    Exhibit 99.1

EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for the nine months ended July 27, 2003 and August 1, 2004, and for each of the last five fiscal years, was as follows:

                                          NINE MONTHS ENDED
              FISCAL YEAR                 -----------------
   ------------------------------------  JULY 27,   AUGUST 1,
    1999     2000    2001   2002   2003    2003       2004
    ----     ----    ----   ----   ----    ----       ----
   14.03x   32.82x  11.80x  4.58x  (a)     (b)      22.36x
   ======   ======  ======  =====  ===     ===      ======

(a) Due to Applied's loss in fiscal 2003, the ratio of coverage was less than 1:1. Applied would have needed to generate additional earnings of $209 million to achieve the coverage ratio of 1:1.

(b) Due to Applied's loss for the nine months ended July 27, 2003, the ratio of coverage was less than 1:1. Applied would have needed to generate additional earnings of $232 million to achieve the coverage ratio of 1:1.